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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) March 28, 2002
                                                          --------------



                              ALLTRISTA CORPORATION
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)



    Delaware                       0-21052                  35-1828377
(State or other            (Commission File Number)       (IRS Employer
Jurisdiction of                                          Identification Number)
 Incorporation)


           555 THEODORE FREMD AVENUE, SUITE B302, RYE, NEW YORK 10580
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               (Address of principal executive offices) (Zip Code)



       Registrant's Telephone Number, including area code: (914) 967 9426



     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)





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Item 5. Other Events.

     On March 27, 2002, the Registrant signed a definitive agreement to purchase substantially all of the assets and assume substantially all of the liabilities of Tilia International, Inc. ("Tilia") upon the satisfaction of certain closing conditions (the "Acquisition"). A copy of the press release announcing the signing of the agreement is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9. Regulation FD Disclosure

     The Registrant is conducting a $150 million senior subordinated note offering to finance a portion of the purchase price in connection with the Acquisition. The offering will be a private placement under Rule 144A and Regulation S under the Securities Act of 1933 and will be made only to qualified institutional buyers or outside the United States. Included in the preliminary offering memorandum for the private placement are the Registrant's Unaudited Pro Forma Condensed Consolidated Financial Statements, which are attached as Exhibit
99.2 to this Form 8-K and are incorporated by reference herein. The Unaudited Pro Forma Condensed Consolidated Financial Statements have not been previously disclosed. In addition, included in the preliminary offering memorandum for the private placement is the following information, which has not been previously publicly disclosed.

                      TILIA'S RESULTS OF OPERATIONS

  COMPARISON OF 2001 WITH 2000

     Net sales for the year ended December 31, 2001 were $183.8 million, an increase of approximately $51.7 million, or 39.2%, compared to net sales of $132.1 million in the year ended December 31, 2000. This increase was primarily attributable to growth in retail revenue, which increased by $51.2 million to $138.1 million, while direct-to-consumer revenue was essentially flat at $45.7 million. The increase in retail revenue is primarily attributable to increases at national accounts, including Costco, Sam's Club, Sears, Target and Wal-Mart.

     Gross profit in fiscal 2001 was $94.2 million, or 51.2% of net sales, compared to $72.2 million, or 54.7% of net sales, in fiscal 2000. The decline in gross margin was due in part to a change in sales channel mix with more sales being derived from sales to retailers compared to direct-to-consumer sales, as well as price adjustments effected in 2000 and 2001.

     Operating expenses were 33.8% of net sales, or $62.2 million in fiscal 2001, compared to 36.3% of net sales, or $48.0 million in fiscal 2000. Expenditures for infomercial media advertising and associated costs during fiscal 2001 were $24.0 million, compared to $20.9 million in fiscal 2000.

  COMPARISON OF 2000 WITH 1999

     Net sales for fiscal 2000 were $132.1 million, an increase of approximately $52.1 million, or 65.1%, compared to net sales of $80.0 million in the year ended December 31, 1999. This increase was primarily attributable to growth in retail revenue, which increased by $47.1 million to $86.9 million. The increase at retail is attributable to sales to new customers as well as increased sales to existing customers.

     Gross profit in 2000 was $72.2 million, an increase of $24.9 million, or 52.5%, from $47.3 million in 1999. Gross margin in 2000 was 54.7%, compared to 59.2% in fiscal 1999. The decline in the gross profit margin was due in part to a change in sales channel mix. The retail sales channel, which offers wholesale pricing to retailers, was responsible for 65.7% of net sales in 2000, up from 49.8% of net sales in 1999. Direct-to-consumer sales, which are at list price to consumers, and therefore at higher margins, had a corresponding decline in percentage sales mix.

     Operating expenses in 2000 were $48.0 million, up $19.1 million, or 66.1%, from $28.9 million in 1999. As a percentage of net sales, operating expenses were 36.3% in 2000 compared to 36.1% in 1999. Expenditures for infomercial media advertising and associated costs during 2000 were $20.9 million, compared to $14.1 million in 1999. The increase was primarily due to increased infomercial media advertising costs and product development costs.

    PRO FORMA COMBINED FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Upon consummation of the Acquisition and the related financing transactions, the Registrant's primary sources of liquidity will be cash flow from operations and borrowings under our new senior credit facility. Under the new senior credit facility, on


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a pro forma basis as of December 31, 2001, $50.0 million of term borrowings and no revolving credit borrowings would have been outstanding and revolver and swing short-term availability therefore would have been approximately $50.0 million. As of March 3, 2002, the Registrant's borrowings under its existing credit facility were $10.2 million lower than at December 31, 2001 due to receipt of $15.7 million of the Tax Refunds, offset in part by additional working capital borrowings. Due to seasonality, the Registrant expects increases in working capital through the end of the second quarter of 2002 and to start to repay short term debt in the third quarter of 2002.

     Borrowings under the Registrant's new senior credit facility will bear interest at a rate equal to LIBOR plus an applicable margin or an alternate base rate equal to the higher of (a) the Bank of America prime rate and (b) the federal funds rate plus .50%, plus, in each case, an applicable margin. Applicable margins will be determined based on the Registrant's total leverage ratio.

     The new senior credit facility will contain customary affirmative and negative covenants, including, but not limited to, limitations on liens and negative pledges, limitations on mergers, consolidations and sales of assets, limitations on incurrence of debt (including the notes being offered hereby), limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt, limitations on investments and acquisitions, limitations on capital expenditures, limitations on payment of earnouts in cash in connection with the Acquisition, limitations on leases, limitations on burdensome agreements, limitation on transactions with affiliates, and limitations on asset ownership by foreign subsidiaries exceeding more than 10% of our consolidated total assets. In addition, the new senior credit facility will contain financial covenants, including obligations to maintain a minimum net worth, a maximum total leverage ratio, a maximum senior leverage ratio, and a minimum fixed charge coverage ratio.

     In connection with the Acquisition, the Company will issue subordinated seller notes in the aggregate principal amount of $15.0 million, of which $10.0 million in principal amount will mature in 2003 and will not bear interest and $5.0 million in principal amount will mature in 2005 and will bear interest at a rate equal to the effective interest rate on the Company's new senior credit facility, compounding annually and payable at maturity.

     On a pro forma basis, the Company's capital expenditures were $8.7 million in 2001 and are largely related to maintaining facilities and improving manufacturing efficiencies.

     The Registrant believes that existing funds, cash generated from operations and our new senior credit facility will be adequate to satisfy our working capital and capital expenditure requirements for the foreseeable future.

                              RECENT DEVELOPMENTS

     The Registrant expects that the pro forma net sales and operating income of its consumer products segment for the three months ending March 31, 2002 will be lower than in the corresponding quarter for the previous year, as a result of the planned movement in sales of FoodSaver (Registered Trademark) machines from infomercial sales to retail sales which are typically more concentrated in the fourth quarter of the year. This reduction due to a shift in business mix was partially offset by continuing strong out-of-season demand for home canning products and manufacturing cost savings from the reorganization of the Registrant's Canadian operations in the second half of 2001.

                                TILIA'S BUSINESS

     Tilia provides patented vacuum packaging systems for household use marketed under the FoodSaver (Registered Trademark) brand. Our seven models of compact, patented counter-top FoodSaver (Registered Trademark) appliances incorporate a vacuum pump and bag sealer to keep foods fresh and are sold at prices ranging from approximately $100 to almost $300. Tilia markets its FoodSaver (Registered Trademark) appliances in tandem with its patented FoodSaver (Registered Trademark) bags and rolls and complementary accessories, including canisters, containers, lids, jar sealers and bottle stoppers.

  CUSTOMERS

     Tilia's customers are comprised of national and regional retail chains as well as individual consumers who purchase Tilia's products through direct-to-consumer channels. Its principal retail customers include warehouse clubs, such as Costco and Sam's Club, mass merchants, such as Wal-Mart and Target, department stores, such as Sears and Kohl's, and specialty retailers, such as Lowe's Companies, Inc. In addition, Tilia recently began selling to sporting goods and outdoor stores. Tilia's direct-to-consumer sales have primarily been made through infomercials and catalogs.

     Tilia contracts with an outside telemarketing company to answer calls on Tilia's toll-free customer care hotline, providing information on food storage, responding to general customer inquiries, and taking orders for additional bags and accessories.
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  SALES AND MARKETING

     Tilia has an in-house retail sales force that establishes and maintains relationships with mass merchants, warehouse clubs, department stores, specialty stores, sporting goods stores, and other retail chains. Tilia also utilizes manufacturer representative organizations targeting the sporting goods and outdoor segment to help develop and build this distribution channel.

     Tilia implements its marketing strategy to build brand awareness and drive sales through programs built around in-store demonstrations, infomercials, point-of-purchase displays and traditional public relations and print advertising campaigns. Tilia also has a website through which consumers are able to place orders, and Tilia markets its products in a variety of catalogs, including specialty cooking magazines such as Chef's Catalog. Tilia's products are also sold through prominent retail websites such as Amazon.com and Cooking.com.

  DISTRIBUTION AND FULFILLMENT


     FoodSaver (Registered Trademark) appliances, bags and accessories are received separately from various manufacturing partners and are packaged by Tilia for retail and individual customers at company-operated and third-party facilities in California.

  MANUFACTURING

     Tilia has established an efficient, cost-effective, outsourced manufacturing network of suppliers. Appliances are currently sourced through three facilities in China; bags and rolls are currently sourced through suppliers in Korea and the United States; and accessories are sourced from Taiwan, China and the United States. Tilia's own research and development department designs and engineers products in the United States and sets strict engineering specifications for the third-party manufacturers. Tilia maintains ownership over all necessary production molds and believes it has excellent relationships with each of its suppliers.

  INTELLECTUAL PROPERTY

     Tilia holds patents throughout most primary worldwide markets on both the design of the FoodSaver (Registered Trademark) appliance itself as well as on many of its components. Our patent on the FoodSaver (Registered Trademark) vacuum seal appliance expires in 2009, and our patent on FoodSaver (Registered Trademark) bags expires in 2005. The key elements of the bag are a unique waffle pattern that facilitates air removal, an oxygen barrier layer that prevents air from entering the bag and a heat resistant outer layer to allow easy sealing without burn-through. In addition, Tilia has registered the VacLoc, SaverMate, VacuTop and VacuSave names with the U.S. Patent and Trademark Office and in several countries throughout the world.

  COMPETITION


     Tilia competes with marketers of "conventional" food storage solutions, such as plastic bags and containers. In addition, our competitors include manufacturers of sealing appliances that heat-seal bags, but, we believe, do not create a vacuum seal comparable to ours. There are also several companies that manufacture industrial and commercial vacuum packaging products, but these manufacturers have not attempted to enter the household marketplace. We believe that the strength of our proprietary technology coupled with our strong brand name and competitive pricing strategy will prevent others from producing a similar product at comparable price points.


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ALLTRISTA CORPORATION



                                   By: /s/  Ian G.H. Ashken
                                       -----------------------------------
                                       Ian G.H. Ashken
                                       Vice President, Secretary and Treasurer

Dated: March 28, 2002



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                                  EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION
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99.1                  Press Release of the Company, dated March 28, 2002

99.2                  Unaudited Pro Forma Condensed Consolidated Financial
                      Statements